                          BORLAND INTERNATIONAL, INC.

                                                                    EXHIBIT 11.1
                  COMPUTATION OF EARNINGS (LOSS) PER SHARE (1)
                           (IN THOUSANDS, UNAUDITED)

                                                                                          YEAR ENDED MARCH 31,
                                                                       ----------------------------------------------------------
                                                                        1997 (2)                1996 (3)                 1995 (2)
                                                                       ---------               ---------                ---------
Net income (loss)..................................................... $(107,960)               $ 14,719                 $(11,827)
Weighted average number of common and common equivalent shares........    36,512                      --                   32,228
                                                                       ---------                                         --------
Net loss per common and common equivalent share....................... $   (2.96)                     --                 $   (.37)
                                                                       =========                                         ========
Calculation of number of pro forma shares:
Dilutive effect of stock options......................................        --                   3,013                       --
Add Series A Convertible Shares.......................................        --                     186                       --
Add average shares outstanding during period..........................        --                  33,968                       --
                                                                                                --------
Pro forma shares for EPS..............................................        --                  37,167                       --
                                                                                                --------
Calculation of pro forma net income
Net income as reported for period.....................................        --                $ 14,719                       --
Add after-tax interest adjustment related to assumed
    net option exercises..............................................        --                     -0-                       --
                                                                                                --------
Pro forma net income for EPS..........................................        --                $ 14,719                       --

Calculation of EPS:
Pro forma net income divided by pro forma shares......................        --                $    .40                       --
                                                                                                ========
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(1)  This exhibit should be read in conjunction with "Note 1-Earnings (Loss)
     Per Share" of the "Notes to Consolidated Financial Statements".
(2)  Calculation is antidilutive, therefore, used weighted average shares for
     EPS.
(3)  Calculation is dilutive, therefore, used for EPS.